Exhibit 99.1

BCP Investment Corporation Announces Second Quarter 2026 Financial Results

Declares Monthly Base Distributions of $0.09 Per Share for October, November and December 2026

Amends KeyBank Credit Facility Subsequent to Quarter End, Increasing Committed Capacity to $150 Million, Reducing Reinvestment Period Spread by 30 Basis Points and Extending Maturity to 2031; Repays and Terminates JPMorgan Revolving Credit Facility

NEW YORK, August 6, 2026 – BCP Investment Corporation (NASDAQ: BCIC) (“BCIC” or “the Company”) announced today its financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Highlights

•	Total investment income for the second quarter of 2026 was $15.2 million as compared to $17.6 million for the first quarter of 2026.

•	Core investment income[1], excluding the impact of purchase price accounting, for the second quarter of 2026 was $12.9 million, as compared to $14.8 million for the first quarter of 2026.

•	Net investment income (“NII”) for the second quarter of 2026 was $5.5 million ($0.45 per share), as compared to $6.9 million ($0.55 per share) in the first quarter of 2026.

•

Net asset value (“NAV”), as of June 30, 2026, was $179.5 million ($14.49 per share), as compared to NAV of $193.0 million ($15.60 per share) as of March 31, 2026. Approximately 34% of the quarter’s unrealized markdowns were attributable to investments classified as “Software” in our Consolidated Schedule of Investments, and approximately 47% when including software-exposed names.

•

Non-accrual investments decreased to 11 across 7 portfolio companies from 12 across 9 portfolio companies, representing 3.1% and 5.7% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of June 30, 2026. This compares to 2.6% and 6.2% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of March 31, 2026. As of June 30, 2026, for a subset of the non-accrual population, the Company continues to recognize interest income on a cash basis (i.e., only when cash payments are actually received).

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase discount accretion in connection with the Garrison Capital Inc. (“GARS”), Harvest Capital Credit Corporation (“HCAP”), and Logan Ridge Finance Corporation (“LRFC”) mergers. BCIC believes presenting core investment income and the related per share amount is a useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing BCIC’s financial performance.

•	Deployment of approximately $20.9 million and repayments and sales of approximately $34.9 million, resulting in net repayments and sales of approximately $14.0 million.

•

Subsequent to quarter end, the Company amended its KeyBank Credit Facility, reducing the applicable borrowing spread from 2.80% to 2.50% during the reinvestment period and from 3.20% to 3.00% during the amortization period, extending the reinvestment period to August 2029 and the maturity date to August 2031, and increasing committed capacity under the facility from $75.0 million to $150.0 million. Borrowings under the amended facility were used to repay in full all outstanding advances and other amounts then due under the Company’s Revolving Credit Facility with JPMorgan, and the commitments thereunder were terminated, consolidating the Company’s secured revolving borrowings into a single facility. See “Subsequent Events” below.

Subsequent Events

•	On July 31, 2026, the Company paid its regular monthly base distribution of $0.09 per share of common stock to stockholders of record as of July 15, 2026.

•

On August 6, 2026, the Company declared a regular monthly base distribution of $0.09 per share of common stock for each of October, November and December 2026. The October 2026 distribution is payable on October 30, 2026 to stockholders of record at the close of business on October 15, 2026. The November 2026 distribution is payable on December 4, 2026 to stockholders of record at the close of business on November 23, 2026. The December 2026 distribution is payable on December 30, 2026 to stockholders of record at the close of business on December 15, 2026.

•

On August 6, 2026, Capitala Business Lending, LLC (“CBL”), a wholly owned subsidiary of the Company, entered into the Sixth Amendment (the “Sixth Amendment”) to its senior secured revolving credit facility with KeyBank National Association, as administrative agent (as amended, the “KeyBank Credit Facility”). The Sixth Amendment reduces the applicable margin during the reinvestment period from 2.80% to 2.50% per annum and during the amortization period from 3.20% to 3.00% per annum; extends the termination date of the reinvestment period from August 21, 2027 to August 6, 2029; extends the maturity date from August 21, 2029 to August 6, 2031; increases the facility amount from $75.0 million to $150.0 million; and continues to provide an uncommitted accordion feature permitting an increase to up to $200.0 million. The Sixth Amendment also amends the borrowing base provisions to permit certain participation interests acquired in connection with the refinancing to be included as eligible collateral.

•

In connection with the closing, certain portfolio investments previously included in the collateral securing the senior secured revolving credit facility of Great Lakes Portman Ridge Funding LLC (“GLPRF LLC”), a wholly owned subsidiary of the Company, with JPMorgan Chase Bank, National Association (“JPM”) (the “Revolving Credit Facility”) were released and transferred to CBL, in certain cases initially through participation interests, and became collateral under the KeyBank Credit Facility. Proceeds of borrowings under the amended KeyBank Credit Facility were used to repay in full all outstanding advances and other amounts then due under the Revolving Credit Facility. Following such repayment, the financing commitments under the Revolving Credit Facility were terminated and the related security interests were released.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of BCP Investment Corporation, stated, “During the second quarter, we continued to execute on our strategy of strengthening the Company’s balance sheet and actively repositioning the portfolio. We reduced outstanding borrowings and redeemed $40.0 million of our 2026 Notes. Subsequent to quarter end, we amended our KeyBank Credit Facility, reducing applicable borrowing spreads by 30 basis points, extending the facility’s reinvestment period and maturity, and doubling committed borrowing capacity to $150 million. In connection with the amendment, we used borrowings under the upsized facility to repay in full all outstanding borrowings under our Revolving Credit Facility with JPMorgan, and the commitments under that facility were terminated. This consolidates our secured revolving borrowings into a single facility with a longer runway, improves our overall cost of capital and provides greater financial flexibility as we continue to execute our investment strategy.

We generated net investment income of $0.45 per share during the quarter, with results reflecting the impact of elevated repayments, lower non-recurring fee income and a smaller earning asset base. Despite these headwinds, core net investment income covered our regular base distributions, supported by a weighted average portfolio yield of approximately 12.0%.

Net asset value declined during the quarter, driven primarily by unrealized mark-to-market valuation changes across the portfolio. Approximately 34% of the quarter’s unrealized markdowns were attributable to investments classified as software, and approximately 47% when including software-exposed names, where we continue to believe valuation pressure reflects broader market dynamics and sector-specific dislocation rather than widespread deterioration in underlying credit fundamentals. Despite these valuation pressures, non-accrual portfolio companies declined from nine to seven during the quarter, while non-accruals at amortized cost improved to 5.7% from 6.2%.

Looking ahead, we remain focused on disciplined portfolio management, selective deployment, prudent capital allocation and maintaining financial flexibility. We believe the actions we have taken to strengthen the balance sheet and reposition the portfolio leave us better positioned to navigate the current environment while pursuing long-term value creation for our shareholders.

We are pleased that our Board has approved regular monthly base distributions totaling $0.27 per share for the fourth quarter of 2026. These distributions reflect our earnings profile and our continued commitment to delivering value to shareholders.”

Selected Financial Highlights

•

Total investment income for the quarter ended June 30, 2026, was $15.2 million, of which $13.5 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio. This compares to total investment income of $12.6 million for the quarter ended June 30, 2025, of which $10.9 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio.

•

Core investment income for the quarter ended June 30, 2026, excluding the impact of purchase discount accretion, was $12.9 million, as compared to core investment income of $12.6 million for the quarter ended June 30, 2025.

•	Net investment income (“NII”) for the quarter ended June 30, 2026, was $5.5 million ($0.45 per share), as compared to $4.6 million ($0.50 per share) for the quarter ended June 30, 2025.

•

Investment portfolio at fair value as of June 30, 2026, was $452.7 million, comprised of 107 different entities. Our debt investment portfolio, excluding our investments in the CLO Funds, equities and Joint Ventures, totaled $349.7 million at fair value as of June 30, 2026, and was spread across 33 different industries comprised of 71 different portfolio companies with an average par balance per investment of approximately $3.2 million. This compares to a total investment portfolio at fair value as of March 31, 2026, of $476.9 million, comprised of 108 different entities. Our debt investment portfolio, excluding our investments in the CLO Funds, equities and Joint Ventures, totaled $384.1 million at fair value as of March 31, 2026, and was spread across 33 different industries comprised of 72 different portfolio companies with an average par balance per investment of approximately $3.3 million.

•

Debt investments on non-accrual, as of June 30, 2026, were 11 attributable to 7 portfolio companies, representing 3.1% and 5.7% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to 12 debt investments attributable to 9 portfolio companies, representing 2.6% and 6.2% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of March 31, 2026. As of June 30, 2026, for a subset of the non-accrual population, the Company continues to recognize interest income on a cash basis (i.e., only when cash payments are actually received).

•	Weighted average annualized yield was approximately 12.0% (excluding income from non-accruals and collateralized loan obligations) as of June 30, 2026.

•

Par value of outstanding borrowings, as of June 30, 2026, was $286.1 million, which compares to $342.2 million from March 31, 2026, with an asset coverage ratio of 162% as compared to 156% as of March 31, 2026. Gross and net leverage as of June 30, 2026, was 1.6x and 1.6x2, respectively, compared to 1.8x and 1.5x2, respectively, as of March 31, 2026.

Results of Operations

Operating results for the three and six months ended June 30, 2026, and June 30, 2025, were as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in thousands, except share and per share amounts)	2026	2025	2026	2025
Total investment income	$15,165	$12,630	$32,763	$24,748
Total expenses	9,647	8,073	20,355	15,851

Net Investment Income	5,518	4,557	12,408	8,897

[2]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. BCIC believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $7.7 million and $58.0 million of cash and cash equivalents and restricted cash as of June 30, 2026 and March 31, 2026, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing BCIC’s financial condition.

Net realized gain (loss) on investments	(10,482)	(15,840)	(12,504)	(16,013)
Net change in unrealized gain (loss) on investments	(4,734)	6,628	(19,372)	2,725
Tax (provision) benefit on realized and unrealized gains (losses) on investments	184	137	(219)	(209)
Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(15,032)	(9,075)	(32,095)	(13,497)
Realized gains (losses) on extinguishment of debt	(360)	—	(360)	—

Net Increase (Decrease) in Net Assets Resulting from Operations	$(9,874)	$(4,518)	$(20,047)	$(4,600)

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.80)	$(0.49)	$(1.62)	$(0.50)
Net Investment Income Per Common Share:
Basic and Diluted:	$0.45	$0.50	$1.00	$0.97
Weighted Average Shares of Common Stock Outstanding — Basic and Diluted	12,377,806	9,204,657	12,406,681	9,201,451

Investment Income

The composition of our investment income for the three and six months ended June 30, 2026, and June 30, 2025, was as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Interest income, excluding CLO income and purchase discount accretion	$9,157	$8,573	$19,199	$16,095
Purchase discount accretion	2,227	—	5,003	16
Payment-in-kind income	2,361	2,449	5,783	5,510
CLO income	—	214	—	292
Dividend income from Joint Ventures	1,342	1,213	2,389	2,630
Fees and other income	78	181	389	205

Investment Income	$15,165	$12,630	$32,763	$24,748

Less: Purchase discount accretion	$(2,227)	$—	$(5,003)	$(16)

Core Investment Income	$12,938	$12,630	$27,760	$24,732

Fair Value of Investments

The composition of our investment portfolio as of June 30, 2026 and December 31, 2025 at cost and fair value was as follows:

($ in thousands)	June 30, 2026			December 31, 2025
Security Type	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$310,778	$287,110	63.4%	$360,556	$344,126	68.7%
Second Lien Debt	49,489	38,056	8.4%	49,777	42,183	8.4%
Subordinated Debt	28,531	24,562	5.4%	27,487	25,339	5.1%
Collateralized Loan Obligations	16,308	15,542	3.4%	1,381	1,789	0.4%
Joint Ventures	66,467	44,833	9.9%	64,403	48,165	9.6%
Equity	47,582	42,411	9.4%	44,413	39,193	7.8%
Asset Manager Affiliates(1)	17,791	—	—	17,791	—	—
Derivatives	31	227	0.1%	31	180	0.0%

Total	$536,977	$452,741	100.0%	$565,839	$500,975	100.0%

(1)	Represents the equity investment in the Asset Manager Affiliates.

Liquidity and Capital Resources

As of June 30, 2026, the Company had approximately $286.1 million (par value) of outstanding borrowings at a current weighted average interest rate of 7.0%, of which $172.0 million par value had a fixed rate and $114.1 million par value had a floating rate.

As of June 30, 2026, and December 31, 2025, the fair value of investments and cash were as follows:

($ in thousands)
Security Type	June 30, 2026	December 31, 2025
Cash and Cash Equivalents	$2,532	$3,721
Restricted Cash	5,198	8,782
First Lien Debt	287,110	344,126
Second Lien Debt	38,056	42,183
Subordinated Debt	24,562	25,339
Equity	42,411	39,193
Collateralized Loan Obligations	15,542	1,789
Joint Ventures	44,833	48,165
Derivatives	227	180

Total	$460,471	$513,478

As of June 30, 2026, the Company had unrestricted cash of $2.5 million and restricted cash of $5.2 million. This compares to unrestricted cash of $51.8 million and restricted cash of $6.2 million as of March 31, 2026. As of June 30, 2026, the Company had $58.5 million of available borrowing capacity under the Revolving Credit Facility and $27.5 million of available borrowing capacity under the KeyBank Credit Facility.

Interest Rate Risk

The Company’s investment income is affected by fluctuations in various interest rates, including SOFR and prime rates.

As of June 30, 2026, approximately 87.8% of our Debt Securities Portfolio at par value were floating rate with a spread to an interest rate index such as SOFR or the prime rate. 93.4% of these floating rate loans contain floors ranging between 0.50% and 5.25%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or declining interest rates, the cost of the portion of our debt associated with our fixed rate borrowings would remain the same, while the interest rate on borrowings under the revolving credit facilities would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$2,133	$4,267	$6,400
Decrease in interest rate	$(2,060)	$(3,813)	$(4,617)

Conference Call and Webcast

We will hold a conference call on Friday, August 7, 2026, at 11:00 am Eastern Time to discuss our second quarter 2026 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 5154961.

A replay of this conference call will be available shortly after the live call through August 14, 2026.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis at https://edge.media-server.com/mmc/p/m74j7r5t. The online archive of the webcast will be available on the Company’s website shortly after the call at https://www.bcpinvestmentcorporation.com/ in the Investor Relations section under Events and Presentations.

About BCP Investment Corporation

BCP Investment Corporation (NASDAQ: BCIC) is a publicly traded, externally managed closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act. BCIC’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. BCIC’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P.

BCIC’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on BCIC’s website at www.bcpinvestmentcorporation.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades.

Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit https://www.bcpartners.com/.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of BCP Investment Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC. Although the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that the Company in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts:

BCP Investment Corporation

650 Madison Avenue, 3rd floor

New York, NY 10022

info@bcpinvestmentcorporation.com

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lena.cati@theequitygroup.com

(212) 836-9611

The Equity Group Inc.

Val Ferraro

val.ferraro@theequitygroup.com

(212) 836-9633

BCP INVESTMENT CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost of $381,680 and $433,213, respectively)	$346,365	$409,735
Non-controlled affiliated investments (amortized cost of $113,208 and $90,294, respectively)	99,326	80,585
Controlled affiliated investments (amortized cost of $42,089 and $42,332, respectively)	7,050	10,655

Total Investments at fair value (amortized cost of $536,977 and $565,839, respectively)	$452,741	$500,975
Cash and cash equivalents	2,532	3,721
Restricted cash	5,198	8,782
Interest receivable	4,100	5,793
Receivable for unsettled trades	536	—
Dividend receivable	933	845
Other assets	3,389	3,525

Total Assets	$469,429	$523,641

LIABILITIES
2026 Notes (net of deferred financing costs and original issue discount of $24 and $312, respectively)	$9,976	$49,688
2028 Notes (net of deferred financing costs and original issue discount of $712 and $851, respectively)	34,288	34,149
2029 Notes (net of deferred financing costs of $847 and $—, respectively)	49,153	—
2030 Notes (net of deferred financing costs and original issue discount of $2,213 and $2,423, respectively)	72,787	72,577
2032 Convertible Notes (net of deferred financing costs and original issue discount of $96 and $102, respectively)	1,904	1,898
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of $576 and $825, respectively)	65,933	106,804
KeyBank Credit Facility (net of deferred financing costs of $781 and $904, respectively)	46,760	41,765
Payable for unsettled trades	2,072	—
Management and incentive fees payable	1,629	1,865
Accounts payable, accrued expenses and other liabilities	1,921	1,714
Accrued interest payable	3,544	4,025

Total Liabilities	$289,967	$314,485
COMMITMENTS AND CONTINGENCIES
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 14,015,059 issued, and 12,381,742 outstanding as of June 30, 2026, and 14,003,016 issued, and 12,541,858 outstanding as of December 31, 2025	$124	$125
Capital in excess of par value	809,137	811,111
Total distributable (loss) earnings	(629,799)	(602,080)

Total Net Assets	$179,462	$209,156

Total Liabilities and Net Assets	$469,429	$523,641

Net Asset Value Per Common Share	$14.49	$16.68

BCP INVESTMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$10,744	$8,463	$22,088	$15,763
Non-controlled affiliated investments	640	324	2,114	640

Total interest income	11,384	8,787	24,202	16,403
Payment-in-kind income:
Non-controlled/non-affiliated investments(1)	1,968	2,354	5,097	5,207
Non-controlled affiliated investments	393	95	686	303

Total payment-in-kind income	2,361	2,449	5,783	5,510
Dividend income:
Non-controlled affiliated investments	1,342	1,213	2,389	2,630

Total dividend income	1,342	1,213	2,389	2,630
Fees and other income:
Non-controlled/non-affiliated investments	32	98	269	122
Non-controlled affiliated investments	46	83	120	83

Total fees and other income	78	181	389	205

Total investment income	$15,165	$12,630	$32,763	$24,748

EXPENSES
Management fees	1,629	1,445	3,334	2,911
Performance-based incentive fees	—	967	873	1,887
Interest and amortization of debt issuance costs	5,910	4,230	11,747	8,528
Professional fees	716	403	1,629	855
Administrative services expense	565	450	1,108	861
Directors’ expense	123	142	246	286
Other general and administrative expenses	704	436	1,418	523

Total expenses	$9,647	$8,073	$20,355	$15,851

NET INVESTMENT INCOME	$5,518	$4,557	$12,408	$8,897

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from investment transactions
Non-controlled/non-affiliated investments	$(10,374)	$(9,648)	$(12,396)	$(9,729)
Non-controlled affiliated investments	(108)	—	(108)	(92)
Controlled affiliated investments	—	(6,192)	—	(6,192)

Net realized gain (loss) on investments	(10,482)	(15,840)	(12,504)	(16,013)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	(1,146)	3,390	(11,884)	1,889
Non-controlled affiliated investments	(1,855)	(3,014)	(4,173)	(4,154)
Controlled affiliated investments	(1,765)	6,287	(3,362)	5,013
Derivatives	32	(35)	47	(23)

Net change in unrealized gain (loss) on investments	(4,734)	6,628	(19,372)	2,725

Tax (provision) benefit on realized and unrealized (gains) losses on investments	184	137	(219)	(209)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(15,032)	(9,075)	(32,095)	(13,497)

Realized gains (losses) on extinguishment of debt	(360)	—	(360)	—

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(9,874)	$(4,518)	$(20,047)	$(4,600)

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.80)	$(0.49)	$(1.62)	$(0.50)
Net Investment Income Per Common Share:
Basic and Diluted:	$0.45	$0.50	$1.00	$0.97
Weighted Average Shares of Common Stock Outstanding — Basic and Diluted	12,377,806	9,204,657	12,406,681	9,201,451

(1)

During the three months ended June 30, 2026, the Company did not receive any non-recurring fee income that was paid in kind, compared to $0.1 million for the three months ended June 30, 2025, which was included in this financial statement line item. During the six months ended June 30, 2026 and 2025, the Company received $0.6 million and $0.3 million, respectively, of non-recurring fee income that was paid in kind, which was included in this financial statement line item.